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                                                                Exhibit 11.01

                                     Canmax Inc.
                          Computation of Earnings per Share

                                                Three Months Ended                Nine Months Ended
                                         July 31, 1997      July 31, 1996   July 31, 1997     July 31, 1996

 Primary earnings (loss) per share:

   Net income (loss)                     $ (1,470,694)    $      345,026    $  (811,428)     $     (209,122)

   Weighted average common shares           6,611,005          5,012,869      5,563,143           4,972,985

   Shares issued upon assumed
   exercise of stock options and
   warrants                                         -          1,840,752              -                   -

   Shares assumed repurchased                       -           (507,506)             -                   -

   Weighted average common and
   common equivalent shares                 6,611,005          6,346,115      5,563,143           4,972,985

   Earnings (loss) per common and
   common equivalent share               $       (.22)    $          .05    $      (.15)     $         (.04)

 Fully diluted earnings (loss)
 per share:

   Net income (loss)                     $ (1,470,694)    $      345,026    $  (811,428)     $     (209,122)

   Weighted average common shares           6,611,005          5,012,869      5,563,143           4,972,985

   Shares issued upon assumed exercise
   of stock options and warrants                    -          1,840,752              -                   -

   Shares assumed repurchased                       -           (507,506)             -                   -

   Weighted average common and
   common equivalent shares                 6,611,005          6,346,115       5,563,143          4,972,985

   Earnings (loss) per common and
   common equivalent shares              $       (.22)    $          .05    $       (.15)    $         (.04)
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